Exhibit 3.1

ARTICLES OF INCORPORATION
OF
DEFI DEVELOPMENT CORP.
ARTICLE I
The name of this corporation is DeFi Development Corp. (the “Corporation”). The Corporation is the resulting entity in the conversion of DeFi Development Corp., a Delaware corporation (the “Delaware Corporation”), into a Nevada corporation (the “Conversion”) and is a continuation of the existence thereof pursuant to Nevada Revised Statutes (as amended from time to time and including any successor provisions, the “NRS”) Chapters 78 and 92A.
ARTICLE II
The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS.
ARTICLE IV
(A)            Authorized Capital Stock. The total number of shares of stock of all classes of capital stock that the Company is authorized to issue is 2,000,000,000, consisting of (i) 1,000,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”) and (ii) 1,000,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).
(B)            Common Stock. All shares of Common Stock of the Company shall be of one and the same class, shall be identical in all respects and shall have equal rights, powers and privileges. Except as otherwise provided for by resolution or resolutions of the Board of Directors of the Corporation (the “Board”) pursuant to this Article IV with respect to the issuance of any series of Preferred Stock or by the NRS, the holders of outstanding shares of Common Stock shall have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock will be entitled to one vote. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor and shall have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.
(C)            Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate of designation establishing each such series pursuant to NRS 78.1955 (each such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each such series. The Board is further authorized to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of authorized shares of any series of Preferred Stock, subject to the voting powers, designations, preferences, limitations, restrictions and relative rights stated in these Articles of Incorporation (as the same may be amended and/or restated from time to time, and including any Preferred Stock Designation(s), these “Articles of Incorporation”). Except as otherwise required by law or provided in these Articles of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to these Articles of Incorporation (including any Preferred Stock Designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to these Articles of Incorporation (including any Preferred Stock Designation filed with respect to any series of Preferred Stock). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of any applicable provisions of the NRS, including NRS 78.207(3) and 78.390(2) (and any separate class or series vote in this regard pursuant to the NRS is hereby specifically denied, as is any separate class or series vote pursuant to NRS 78.2055(3)). The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences, if any, as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall be entitled to receive a preferred distribution and have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.
ARTICLE V
(A)            Management by Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by these Articles of Incorporation or the bylaws of the Corporation (as amended from time to time, the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The number of directors comprising the whole Board shall be fixed by the Board in the manner provided in the Bylaws. Unless and except to the extent that the Bylaws so require, the election of directors of the Corporation need not be by written ballot.
(B)            No Cumulative Voting. No stockholder will be permitted to cumulate votes in any election of directors.
(C)            Removal. Any director may be removed from office by the stockholders of the Corporation by not less than the minimum percentage of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote thereon then permitted under and in accordance with NRS 78.335 (which minimum percentage at the time of filing of these Articles of Incorporation is not less than two-thirds of the voting power and which at no time shall be less than a simple majority of the voting power).
(D)            Bylaws. In furtherance and not in limitation of the powers conferred by the NRS, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation; provided that the affirmative vote of the holders of at least a majority of the total voting power of outstanding voting securities of the Corporation, voting together as a single class, shall be required for the stockholders of the Corporation to amend, alter or repeal, or adopt any provision of the Bylaws.
ARTICLE VI
(A)            The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action further eliminating or limiting the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.
(B)            The Corporation shall indemnify, to the fullest extent permitted by applicable law (including, without limitation, NRS 78.7502, NRS 78.751 and NRS 78.752), any current and former director and officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a manager or managing member of a limited liability company, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a manager or managing member of a limited liability company, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
(C)            In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.
(D)            Neither any amendment nor the repeal of any provision in this Article VI, nor the adoption of any provision of these Articles of Incorporation or the Bylaws inconsistent with any provision of this Article VI, shall eliminate, reduce or otherwise adversely affect the effect of this Article VI in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. In the event of any conflict between any section of this Article VI and any other article(s) of these Articles of Incorporation, this Article VI shall control.

ARTICLE VII
The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the NRS, and all rights conferred upon the stockholders herein are granted subject to this reservation.
ARTICLE VIII
(A)            Choice of Forum. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada, shall be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative, (a) brought in the name or right of the Corporation or on its behalf, (b) asserting a claim for breach of any fiduciary duty owed by any current or former director, officer or controlling stockholder of the Corporation in such capacity, (c) for any other internal action (as defined in NRS 78.046), including any action arising pursuant to, or to interpret, apply enforce or determine the validity of, any provision of NRS Title 7 (including NRS Chapters 78 or 92A), these Articles of Incorporation, the Bylaws, or any agreement entered into pursuant to NRS 78.365 to which the Corporation is a party or a stated beneficiary thereof, or (d) asserting a claim governed by the internal affairs doctrine or as to which the NRS confers jurisdiction on the district courts of the State of Nevada; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. In the event that the Eighth Judicial District Court of Clark County, Nevada, does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal district court of the United States located within the State of Nevada shall be the sole and exclusive forum therefor. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Corporation’s securities, including, for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant, which person shall have the right to enforce this clause.
(B)            Limited Waiver of Jury Trials. To the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction before the presiding judge as the trier of fact and not before a jury. This Article VII(B) shall conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.
ARTICLE IX
The Corporation hereby expressly elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive.
ARTICLE X
Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

ARTICLE XI
(A)            Severability. If any provision or provisions of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any paragraph of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of these Articles of Incorporation (including, without limitation, each such portion of any paragraph of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from individual liability to the fullest extent permitted under Nevada law.
(B)            Deemed Notice and Consent. To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) these Articles of Incorporation, (b) the Bylaws and (c) any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with the Articles of Incorporation, the Bylaws and applicable law.

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DEFI DEVELOPMENT CORP.

CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK
Pursuant to the authority conferred upon the Board of Directors of DeFi Development Corp., a Nevada corporation (the “Company”), by Nevada Revised Statutes (as amended from time to time, the “NRS”) 78.1955 and the Articles of Incorporation (as defined below), the Board of Directors has adopted the following resolution providing for the issuance of a series of One Hundred Thousand (100,000) shares of the Company’s preferred stock, par value $0.00001 per share:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (as amended from time to time, the “Articles of Incorporation”), there hereby is established and designated, from the authorized shares of the Company’s preferred stock, par value $0.00001 per share (the “Preferred Stock”), a series of Preferred Stock designated as the “Series A Preferred Stock” consisting of 100,000 shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:
Section 1.     Definitions. For the purposes hereof, the following terms shall have the following meanings:
(a)“Common Stock” means the Company’s common stock, par value $0.00001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
(b)“Holder” means, individually, a holder and, collectively, the holders of Series A Preferred Stock.
(c)“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
Section 2.     Designation, Amount and Par Value. The series of Preferred Stock established by this certificate of designation (as amended from time to time, this “Certificate of Designation”) shall be designated as the Company’s Series A Preferred Stock (hereinafter the “Series A Preferred Stock”) and the number of shares so designated shall be One Hundred Thousand (100,000). Each share of Preferred Stock shall have a par value of $0.00001 per share.
Section 3.     Voting Rights. Except as otherwise provided herein or as otherwise required by law, Holders will be entitled to vote, together with the holders of the Common Stock on all matters presented for a vote of the holders of Common Stock. Holders shall have Ten Thousand (10,000) votes per share when voting on matters together with the holders of Common Stock.
Section 4.     Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of each of the Holders of the Series A Preferred Stock then outstanding: (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (ii) alter or amend this Certificate of Designation, (iii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 5) or otherwise senior to or pari passu with the Series A Preferred Stock,

(iv) amend the Articles of Incorporation or bylaws of the Company so as to affect adversely any rights of any Holders, (v) increase the authorized or designated number of shares of Series A Preferred Stock, (vi) issue any additional shares of Series A Preferred Stock or (vii) enter into any agreement with respect to the foregoing.
Section 5.     Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (each, a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Company, an amount equal to the par value of the outstanding Series A Preferred Stock.
Section 6.    Miscellaneous.
(a)Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate is mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.
(b)Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holder. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a Holder must be in writing.
(c)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.
(d)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
(e)Status of Converted or Redeemed Preferred Stock. If any shares of Series A Preferred Stock shall be redeemed or reacquired by the Company, such shares shall resume, and are hereby restored to, the status of authorized but unissued shares of Preferred Stock.
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